Exhibit 99.1 Barnes 860.583.7070 | info@onebarnes.com onebarnes.com

BARNES REPORTS THIRD QUARTER 2023 FINANCIAL RESULTS
Strategically Adds to Barnes Aerospace, Undertakes Additional Industrial Restructuring

•Sales of $361 million, up 15% versus prior year period; Organic Sales up 4%
•GAAP Operating Margin of 2.8%; Adjusted Operating Margin of 10.8%, down 160 bps from a year ago
•GAAP EPS of -$0.43; Adjusted EPS of $0.19 versus $0.49 in the prior year period
•Forecasts 2023 Organic Sales Growth of +5% to +6%
•Forecasts 2023 Adjusted EPS of $1.57 to $1.67

October 27, 2023

BRISTOL, Conn., — Barnes Group Inc. (NYSE: B), a global provider of highly engineered products, differentiated industrial technologies, and innovative solutions, today reported financial results for the third quarter 2023.

“As we work to transform the Barnes portfolio, a significant amount of progress was made in the third quarter. We successfully recapitalized the business and closed on the MB Aerospace acquisition earlier than originally anticipated, accelerating the integration of operations, and realization of forecasted synergies. The combined entity has been well-received by our customers, and we look forward to delivering solid, profitable growth”, said Thomas J. Hook, President and Chief Executive Officer of Barnes. “Momentum behind industrial restructuring continues with facility closures tracking to plan and a new cost rationalization activity implemented. That said, we remain unsatisfied with Industrial results and are engaged in multiple activities to deliver improved operational and financial performance. Executing our strategic priorities, which begins with fundamental core business execution, remains the primary focus across the Company,” added Hook.

Third Quarter 2023 Highlights

Third quarter 2023 net sales of $361 million were up 15% compared to the prior year period, with organic sales (1) increasing 4%. Foreign exchange had a positive impact of approximately 3% while acquisition revenues contributed 8%. Operating income was $10.0 million versus $30.0 million a year ago and operating margin was 2.8%. Adjusted operating income was $39.0 million, essentially flat to a year ago, and adjusted operating margin was 10.8%, down 160 bps. The adjustments to operating income exclude restructuring & transformation related charges, acquisition transaction costs, and short-term purchase accounting adjustments in the current year quarter, and restructuring charges in the prior year quarter.

123 Main Street, Bristol, CT 06010-6376

Interest expense in the third quarter of 2023 was $22.8 million versus $3.4 million a year ago. The increased interest expense is due to higher average borrowings from the purchase of MB Aerospace and a higher average interest rate given the recapitalization of the Company’s debt structure to support the acquisition. In addition, one-time bridge financing fees of $9.5 million in anticipation of the MB Aerospace acquisition are included in interest expense.

Other Income was $0.9 million versus other expense of $2.4 million last year, primarily driven by an increase in non-operating pension income.

The Company’s effective tax rate in the third quarter of 2023 was -82.2% compared to 30.0% in the year ago period and 64.7% for the full year 2022. The unusual tax rate in the third quarter 2023 is driven by effects from the non-deductibility of a portion our interest expense, transaction costs associated with the MB Aerospace acquisition that are capitalized for tax, and a change in the geographic mix of forecasted earnings.

Net loss for the third quarter was $21.7 million, or -$0.43 per share, compared to net income of $17.0 million, or $0.33 per share, a year ago. On an adjusted basis, net income per share of $0.19 was down 61% from $0.49 a year ago. Adjusted net income per share in the third quarter of 2023 excludes $0.19 of restructuring and transformation related charges, $0.31 of acquisition transaction costs including bridge financing fees, and $0.12 of short-term purchase accounting adjustments.

Year-to-date cash provided by operating activities was $71.0 million versus $43.5 million a year ago primarily due to lower paid incentive compensation and a lower increase in working capital. Free cash flow was $33.6 million compared to $21.8 million last year. Capital expenditures were $37.4 million, an increase of $15.8 million.

A table reconciling non-GAAP to GAAP financial measures, including forward looking outlook information, is presented at the end of this press release.

Segment Performance

Aerospace
Third quarter sales were $156 million, up 41% from $111 million last year. Organic sales increased by 17% in the quarter, while the MB Aerospace acquisition increased sales by 24%. Aerospace original equipment manufacturing (“OEM”) sales increased 50% in total, while aftermarket sales increased 28%. On an organic basis, OEM sales increased 24% and aftermarket sales increased 7%. Operating profit was $3.6 million versus $21.2 million in the prior year period. Adjusted operating profit of $23.4 million was up 12% from a year ago. Adjusted operating margin was 15.0%, down 380 bps from a year ago, due to long-term intangible amortization from the MB Aerospace acquisition and lower productivity. The adjustments to operating profit exclude restructuring and transformation related charges of $3.9 million, acquisition transaction costs of $7.8 million, and short-term purchase accounting adjustments of $8.0 million. Adjusted operating profit benefited from the contribution of higher organic sales volumes, inclusive of pricing, and the contribution of MB Aerospace sales, partially offset by lower productivity.

Aerospace OEM backlog was $1.25 billion at the end of the third quarter and the Company expects to convert approximately 50% of this backlog to revenue over the next 12 months.

Industrial
Third quarter sales were $205 million, up slightly from $204 million in the prior year period. Organic sales decreased approximately 3% while favorable foreign exchange increased sales by approximately 4%. Operating profit was $6.4 million versus $8.8 million in the prior year period. Adjusted operating profit of $15.6 million was down 14% from a year ago and adjusted operating margin of 7.6% was down 130 bps. The current year adjustments to operating profit exclude restructuring and transformation related charges of $9.3 million. Adjusted operating profit was impacted by lower organic sales volumes, unfavorable mix, and lower productivity, partially offset by positive pricing.

Balance Sheet and Liquidity

With respect to Barnes’ balance sheet and liquidity profile, the Company has liquidity of $90 million in cash and $337 million available under the revolving credit. With respect to the balance sheet, our “Net Debt to EBITDA” ratio, as defined in our credit agreements, was approximately 3.8 times at quarter end, reflecting the additional debt incurred in connection with the MB Aerospace acquisition.

2023 Updated Full Year Outlook (Includes MB Aerospace)

Barnes forecasts organic sales growth of 5% to 6% for 2023 with adjusted operating margin of between 11% and 12%. Adjusted earnings are expected to be in the range of $1.57 to $1.67 per share, a decrease from our previous outlook primarily driven by impacts from our MB Aerospace acquisition and a lower Industrial forecast. 2023 adjusted earnings per share are anticipated to exclude $0.70 related to the restructuring and transformation related activities, $0.36 related to MB Aerospace acquisition transaction costs, and $0.34 of short-term purchase accounting adjustments. Capital expenditures are forecast to be approximately $50 million and free cash flow to be approximately $70 million. The adjusted effective tax rate for 2023 is expected to be between 31% and 32%.

Conference Call Information

Barnes will conduct a conference call with investors to discuss the third quarter 2023 results at 8:30 a.m. ET today, October 27, 2023. The public may access the conference through a live audio webcast available on the Investor Relations section of Barnes’ website at www.onebarnes.com.

The conference is also available by direct dial at (888) 510-2379 in the U.S. or (646) 960-0691 outside of the U.S.; Conference ID 1137078. Supplemental materials will be posted to the Investor Relations section of the Company's website prior to the conference call.

In addition, the call will be recorded and available for playback from 12:00 p.m. (ET) on Friday, October 27, 2023, until 11:59 p.m. (ET) on Friday, November 3, 2023, by dialing (647) 362-9199; Conference ID 1137078.

Note:
(1) Organic sales growth represents the total reported sales increase within the Company’s ongoing business less the impact of foreign currency translation and acquisition and divestitures completed in the preceding twelve months.

About Barnes
Barnes Group Inc. (NYSE: B) leverages world-class manufacturing capabilities and market-leading engineering to develop advanced processes, automation solutions, and applied technologies for industries ranging from aerospace and medical & personal care to mobility and packaging. With a celebrated legacy of pioneering excellence, Barnes delivers exceptional value to customers through advanced manufacturing capabilities and cutting-edge industrial technologies. Barnes Aerospace specializes in the production and servicing of intricate fabricated and precision-machined components for both commercial and military turbine engines, nacelles, and airframes. Barnes Industrial excels in advancing the processing, control, and sustainability of engineered plastics and delivering innovative, custom-tailored solutions for industrial automation and metal forming applications. Established in 1857 and headquartered in Bristol, Connecticut, USA, the Company has manufacturing and support operations around the globe. For more information, visit please visit www.onebarnes.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended and the Private Securities Litigation Reform Act of 1995. Forward-looking statements often address our expected future operating and financial performance and financial condition, and often contain words such as "anticipate," "believe," "expect," "plan," "estimate," "project," "continue," "will," "should," "may," and similar terms. These forward-looking statements do not constitute guarantees of future performance and are subject to a variety of risks and uncertainties that may cause actual results to differ materially from those expressed in the forward-looking statements. These risks and uncertainties include, among others: the Company’s ability to manage economic, business and geopolitical conditions, including rising interest rates, global price inflation and shortages impacting the availability of materials; the duration and severity of unforeseen events such as an epidemic or a pandemic, including their impacts across our business on demand, supply chains, operations and liquidity; failure to successfully negotiate collective bargaining agreements or potential strikes, work stoppages or other similar events; changes in market demand for our products and services; rapid technological and market change; the ability to protect and avoid infringing upon intellectual property rights; challenges associated with the introduction or development of new products or transfer of work; higher risks in global operations and markets; the impact of intense competition; the physical and operational risks from natural disasters, severe weather events, and climate change which may limit accessibility to sufficient water resources, outbreaks of contagious diseases and other adverse public health developments; acts of war, terrorism and other international conflicts; the failure to achieve anticipated cost savings and benefits associated with workforce reductions and restructuring actions; currency fluctuations and foreign currency exposure; impacts from goodwill impairment and related charges; our dependence upon revenues and earnings from a small number of significant customers; a major loss of customers; inability to realize expected sales or profits from existing backlog due to a range of factors, including changes in customer sourcing decisions, material changes, production schedules and volumes of specific programs; the impact of government budget and funding decisions; our ability to successfully integrate and achieve anticipated synergies associated with recently announced and future acquisitions, including the acquisition of MB Aerospace; government-imposed sanctions, tariffs, trade agreements and trade policies; changes or uncertainties in laws, regulations, rates, policies or interpretations that impact the Company’s business operations or tax status, including those that address climate change, environmental, health and safety matters, and the materials processed by our products or their end markets; fluctuations in the pricing or availability of raw materials, freight, transportation, energy, utilities and other items required by our operations; labor shortages or other business interruptions at transportation centers, shipping ports, our suppliers’ facilities or our facilities; disruptions in information technology systems, including as a result of cybersecurity attacks or data security breaches; the ability to hire and retain senior management and qualified personnel; the continuing impact of prior acquisitions and divestitures, and any other future strategic actions, and our ability to achieve the financial and operational targets set in connection with any such actions; the ability to achieve social and environmental performance goals; the outcome of pending and future litigation and governmental proceedings; the impact of actual, potential or alleged defects or failures of our products or third-party products within which our products are integrated, including product liabilities, product recall costs and uninsured claims; future repurchases of common stock; future levels of indebtedness; the impact of shareholder activism; and other risks and uncertainties described in documents filed with or furnished to the Securities and Exchange Commission ("SEC") by the Company, including, among others, those in the Management's Discussion and Analysis of Financial Condition and Results of Operations and Risk Factors sections of the Company's filings. The Company assumes no obligation to update its forward-looking statements.

Category: Earnings

Investors:
Barnes Group Inc.
William Pitts
Vice President, Investor Relations
860.583.7070

BARNES GROUP INC.
CONSOLIDATED STATEMENTS OF (LOSS) INCOME
(Dollars in thousands, except per share data)
(Unaudited)

	Three months ended September 30,			Nine months ended September 30,
	2023	2022	% Change	2023	2022	% Change
Net sales	$360,988	$314,744	14.7	$1,035,329	$948,395	9.2

Cost of sales	253,490	208,649	21.5	704,358	628,593	12.1
Selling and administrative expenses	97,508	76,059	28.2	271,688	218,646	24.3
Goodwill impairment charge	—	—	NM	—	68,194	NM
	350,998	284,708	23.3	976,046	915,433	6.6
Operating income	9,990	30,036	(66.7)	59,283	32,962	79.9

Operating margin	2.8%	9.5%		5.7%	3.5%

Interest expense	22,792	3,357	578.9	34,612	10,249	237.7
Other expense (income), net	(874)	2,423	(136.1)	(2,427)	3,650	(166.5)
(Loss) income before income taxes	(11,928)	24,256	(149.2)	27,098	19,063	42.1
Income taxes	9,802	7,277	34.7	18,318	21,152	(13.4)
Net (loss) income	$(21,730)	$16,979	(228.0)	$8,780	$(2,089)	NM

Common dividends	$8,107	$8,090	0.2	$24,302	$24,282	0.1

Per common share:
Net (loss) income:
Basic	$(0.43)	$0.33	(230.3)	$0.17	$(0.04)	NM
Diluted	(0.43)	0.33	(230.3)	0.17	(0.04)	NM
Dividends	0.16	0.16	—	0.48	0.48	—

Weighted average common shares outstanding:
Basic	51,057,979	50,919,955	0.3	51,033,181	50,981,874	0.1
Diluted	51,057,979	51,059,906	(0.0)	51,223,978	50,981,874	0.5
NM - Not meaningful

BARNES GROUP INC.
OPERATIONS BY REPORTABLE BUSINESS SEGMENT
(Dollars in thousands)
(Unaudited)

	Three months ended September 30,				Nine months ended September 30,
	2023	2022	% Change		2023	2022	% Change
Net sales
Aerospace	$156,090	$110,787	40.9		$395,362	$320,650	23.3
Industrial	204,898	203,959	0.5		639,977	627,746	1.9
Intersegment sales	—	(2)			(10)	(1)
Total net sales	$360,988	$314,744	14.7		$1,035,329	$948,395	9.2

Operating profit (loss)
Aerospace	$3,622	$21,227	(82.9)		$38,953	$58,162	(33.0)
Industrial	6,368	8,809	(27.7)		20,330	(25,200)	NM
Total operating profit	$9,990	$30,036	(66.7)		$59,283	$32,962	79.9

Operating margin			Change				Change
Aerospace	2.3%	19.2%	(1,690)	bps.	9.9%	18.1%	(820)	bps.
Industrial	3.1%	4.3%	(120)	bps.	3.2%	-4.0%	720	bps.
Total operating margin	2.8%	9.5%	(670)	bps.	5.7%	3.5%	220	bps.
NM - Not meaningful

BARNES GROUP INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
(Unaudited)

	September 30, 2023	December 31, 2022
Assets
Current assets
Cash and cash equivalents	$90,040	$76,858
Accounts receivable	348,456	291,883
Inventories	370,669	283,402
Prepaid expenses and other current assets	94,248	80,161
Total current assets	903,413	732,304

Deferred income taxes	13,548	18,028
Property, plant and equipment, net	395,014	320,139
Goodwill	1,152,074	835,472
Other intangible assets, net	721,610	442,492
Other assets	91,675	65,295
Total assets	$3,277,334	$2,413,730

Liabilities and Stockholders' Equity
Current liabilities
Notes and overdrafts payable	$29	$8
Accounts payable	156,060	145,060
Accrued liabilities	220,088	158,568
Long-term debt - current	4,412	1,437
Total current liabilities	380,589	305,073

Long-term debt	1,307,853	569,639
Accrued retirement benefits	43,427	54,352
Deferred income taxes	142,027	62,562
Long-term tax liability	21,714	39,086
Other liabilities	44,673	36,691

Total stockholders' equity	1,337,051	1,346,327
Total liabilities and stockholders' equity	$3,277,334	$2,413,730

BARNES GROUP INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)

	Nine months ended September 30,
	2023	2022
Operating activities:
Net income (loss)	$8,780	$(2,089)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	79,196	69,022
Amortization of debt discount	58	—
(Gain) loss on disposition of property, plant and equipment	(202)	14
Stock compensation expense	8,121	9,547
Non-cash goodwill impairment charge	—	68,194
Changes in assets and liabilities:
Accounts receivable	(5,273)	(17,923)
Inventories	(8,699)	(40,428)
Prepaid expenses and other current assets	5,367	(13,310)
Accounts payable	(11,629)	10,509
Accrued liabilities	22,437	(28,637)
Deferred income taxes	(3,541)	(4,350)
Long-term retirement benefits	(13,096)	(660)
Long-term tax liability	(13,029)	(6,948)
Other	2,483	521
Net cash provided by operating activities	70,973	43,462

Investing activities:
Proceeds from disposition of property, plant and equipment	6,990	104
Capital expenditures	(37,405)	(21,655)
Business acquisitions, net of cash acquired	(718,782)	—
Other	(921)	(2,168)
Net cash used by investing activities	(750,118)	(23,719)

Financing activities:
Net change in other borrowings	(167)	(941)
Payments on long-term debt	(268,580)	(80,777)
Proceeds from the issuance of long-term debt	1,006,333	85,082
Payments of debt issuance costs	(11,341)	—
Proceeds from the issuance of common stock	277	338
Common stock repurchases	—	(6,721)
Dividends paid	(24,302)	(24,282)
Withholding taxes paid on stock issuances	(857)	(818)
Other	(8,971)	(18,548)
Net cash provided (used) financing activities	692,392	(46,667)

Effect of exchange rate changes on cash flows	(2,190)	(9,467)
Increase (decrease) in cash, cash equivalents and restricted cash	11,057	(36,391)

Cash, cash equivalents and restricted cash at beginning of period	81,128	111,909
Cash, cash equivalents and restricted cash at end of period	92,185	75,518
Less: Restricted cash, included in Prepaid expenses and other current assets	(2,145)	(1,976)
Less: Restricted cash, included in Other assets	—	(1,957)
Cash and cash equivalents at end of period	$90,040	$71,585

BARNES GROUP INC.
RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW
(Dollars in thousands)
(Unaudited)

	Nine months ended September 30,
	2023	2022
Free cash flow:
Net cash provided by operating activities	$70,973	$43,462
Capital expenditures	(37,405)	(21,655)
Free cash flow (1)	$33,568	$21,807

Notes:
(1) The Company defines free cash flow as net cash provided by operating activities less capital expenditures. The Company believes that the free cash flow metric is useful to investors and management as a measure of cash generated by business operations that can be used to invest in future growth, pay dividends, repurchase stock and reduce debt. This metric can also be used to evaluate the Company's ability to generate cash flow from business operations and the impact that this cash flow has on the Company's liquidity.

BARNES GROUP INC.
NON-GAAP FINANCIAL MEASURE RECONCILIATION
(Dollars in thousands, except per share data)
(Unaudited)

	Three months ended September 30,					Nine months ended September 30,
	2023	2022		% Change		2023	2022	% Change
SEGMENT RESULTS
Operating Profit - Aerospace Segment (GAAP)	$3,622	$21,227		(82.9)		$38,953	$58,162	(33.0)
Restructuring/reduction in force and transformation related charges	3,922	(431)				6,263	(5)
Acquisition transaction costs	7,817	—				11,376	—
MB Short-term purchase accounting adjustments	8,019	—				8,019	—
Operating Profit - Aerospace Segment as adjusted (Non-GAAP) (1)	$23,380	$20,796		12.4		$64,611	$58,157	11.1

Operating Margin - Aerospace Segment (GAAP)	2.3%	19.2%		(1,690)	bps.	9.9%	18.1%	(820)	bps.
Operating Margin - Aerospace Segment as adjusted (Non-GAAP) (1)	15.0%	18.8%		(380)	bps.	16.3%	18.1%	(180)	bps.

Operating Profit (Loss) - Industrial Segment (GAAP)	$6,368	$8,809		(27.7)		$20,330	$(25,200)	NM
Restructuring/reduction in force and transformation related charges	9,277	9,442				34,711	9,800
Goodwill impairment charge	—	—				—	68,194
Operating Profit - Industrial Segment as adjusted (Non-GAAP) (1)	$15,645	$18,251		(14.3)		$55,041	$52,794	4.3

Operating Margin - Industrial Segment (GAAP)	3.1%	4.3%		(120)	bps.	3.2%	-4.0%	720	bps.
Operating Margin - Industrial Segment as adjusted (Non-GAAP) (1)	7.6%	8.9%		(130)	bps.	8.6%	8.4%	20	bps.

CONSOLIDATED RESULTS
Operating Income (GAAP)	$9,990	$30,036		(66.7)		$59,283	$32,962	79.9
Restructuring/reduction in force and transformation related charges	13,199	9,011				40,974	9,795
Acquisition transaction costs	7,817	—				11,376	—
MB Short-term purchase accounting adjustments	8,019	—				8,019	—
Goodwill impairment charge	—	—				—	68,194
Operating Income as adjusted (Non-GAAP) (1)	$39,025	$39,047		(0.1)		$119,652	$110,951	7.8

Operating Margin (GAAP)	2.8%	9.5%		(670)	bps.	5.7%	3.5%	220	bps.
Operating Margin as adjusted (Non-GAAP) (1)	10.8%	12.4%		(160)	bps.	11.6%	11.7%	(10)	bps.

Diluted Net (Loss) Income per Share (GAAP)	$(0.43)	$0.33		(230.3)		$0.17	$(0.04)	NM
Restructuring/reduction in force and transformation related charges	0.19	0.16				0.58	0.17
Acquisition transaction costs	0.31	—				0.36	—
MB Short-term purchase accounting adjustments	0.12	—				0.12	—
Goodwill impairment charge	—	—				—	1.34
Diluted Net Income per Share as adjusted (Non-GAAP) (1)	$0.19	$0.49		(61.2)		$1.23	$1.47	(16.3)

	Full-Year 2022	Full-Year 2023 Outlook
Operating Margin (GAAP)	4.5%	5.3%	to	6.3%

Restructuring/reduction in force and transformation related charges	1.6%		3.3%
Acquisition transaction costs	—		0.8%
MB Short-term purchase accounting adjustments	—		1.5%
Goodwill impairment charge	5.4%		—

Operating Margin as adjusted (Non-GAAP) (1)	11.6%	11.0%	to	12.0%

Diluted Net Income per Share (GAAP)	$0.26	$0.17	to	$0.27

Restructuring/reduction in force and transformation related charges	0.33		0.70
Acquisition transaction costs	—		0.36
MB Short-term purchase accounting adjustments	—		0.34
Tax related CEO transition costs	0.06		—
Goodwill impairment charge	1.33		—

Diluted Net Income per Share as adjusted (Non-GAAP) (1)	$1.98	$1.57	to	$1.67

NM - Not meaningful

Notes:
(1) The Company has excluded the following from its "as adjusted" financial measurements for 2023: 1) charges related to restructuring/reduction in force actions at certain businesses and business transformation costs (consulting fees related to transformation initiatives), including $41.0M reflected within operating profit ($13.2M in the third quarter) and ($1.1M) reflected within other expense (income), net ($0.0 in the third quarter), 2) acquisition transaction costs related to the acquisition of MB Aerospace, including $11.4M reflected within operating profit ($7.8M in the third quarter) and $9.6M reflected within interest expense, and 3) short-term purchase accounting adjustments related to its MB Aerospace acquisitions, including $8.0M all reflected within operating profit in the third quarter. The Company has excluded the following from its "as adjusted" financial measurements for 2022: 1) charges related to restructuring actions at certain businesses, including $9.8M reflected within operating profit ($9.0M in the third quarter) and $1.4M reflected within other expense (income), net ($1.4M in the third quarter) and 2) the goodwill impairment charge recorded in the second quarter of 2022 related to the Automation reporting unit. The tax effects of the restructuring related actions and acquisition related actions were calculated based on the respective tax jurisdictions and ranged from approximately 15% to approximately 30%. The goodwill impairment charge did not have a tax effect as it is not deductible for book purposes. The majority of the transaction costs did not have a tax effect as costs were capitalized for tax purposes. Management believes that these adjustments provide the Company and its investors with an indication of our baseline performance excluding items that are not considered to be reflective of our ongoing results. Management does not intend results excluding the adjustments to represent results as defined by GAAP, and the reader should not consider it as an alternative measurement calculated in accordance with GAAP, or as an indicator of the Company's performance. Accordingly, the measurements have limitations depending on their use.